UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported):             August 9, 2005

Venture Financial Group, Inc.
(Exact Name of Registrant as specified in its charter)

Washington	0-24024	91 - 1277503
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

721 College Street SE
PO Box 3800
Lacey, Washington 98503
Address of Principal Executive Office and Zip Code

Registrant’s telephone number including area code 360-459-1100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.02             Results of Operations and Financial Condition.

        On August 9, 2005, Venture Financial Group, Inc. issued a press release with respect to financial results for second quarter 2005. A copy of the press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits.
99.1 Press Release

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)

Date:	August 9, 2005	By:	/s/ Ken F. Parsons, Sr.
Ken F. Parsons, Sr.
President and Chief Executive Officer

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Ken Parsons
President/CEO
360.459.1100

Venture Financial Group Reports record 2nd Quarter Earnings

SECOND QUARTER HIGHLIGHTS

  Quarterly income and earnings per share increase 7.7% and 10.7%, respectively
  Loans grow $69 million from same period in 2004
  Interest income increases $1.9 million or 25% from same period in 2004

Olympia, Wash., August 9, 2005 - Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced second quarter net income of $2,036,000, an increase of 7.7% or $146,000 compared to $1,890,000 for the second quarter 2004. The $2,036,000 represents the highest second quarter earnings in Company history. Diluted earnings per share were $0.31 for the quarter ended June 30, 2005 up 10.7% from $0.28 for the same quarter in 2004.

For the quarter ended June 30, 2005, assets totaled $594 million, an increase of 12.5% over the $528 million in total assets at June 30, 2004. Total loans increased $69 million or 17.9% to $455 million from $386 million at June 30, 2004. Securities available for sale decreased $6 million or 8% to $69 million from $75 million. The cash received from this decrease has been used to fund loan growth over the last twelve months.

Total deposits decreased by $8.9 million or 2.2% to $389 million as of June 30, 2005. This decrease is directly attributable to the branch divestiture in the fourth quarter 2004. Excluding the sale of $96 million of deposits in the branch divesture, total deposits increased by $87 million or 21.9% .

“Our mid-year results send a clear message that our strategic initiatives over the past year, including our continued re-branding efforts, are working. Our loan and deposit growth indicate that our financial center teams are doing a great job and are committed to the financial success of the Company,” said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO. “The strong local economy will continue to benefit the Company’s growth, while the flat yield curve, with short term rates rising faster than long term rates, will begin to create challenges to our interest rate margins. Venture Financial is up to the challenge, and I am confident our team will continue to add value to our franchise and shareholders,” continued Parsons.

Operating Results
Quarter Ended June 30, 2005

Net Interest Income

Net interest income for the first quarter of 2005 increased 10% to $6.6 million, from $6.0 million for the quarter ended June 30, 2004. This increase is due to a $1.9 million increase in interest income related to a $69 million increase in loan volume, offset by a $1.3 million increase in interest expense primarily due to a $63 million increase in borrowings following the sale of seven branches in the fourth quarter 2004.

Net interest income for the six months ended June 30, 2005 increased by $1 million, or 8.3%, compared to the same time period in 2004 to a total of $13 million. This increase is due to a $3.1 million increase in interest income offset by a $2.1 million increase in interest expense.

Non Interest Income

Non interest income increased by $15,000 or 0.75% to a total of $2,003,000 for the quarter ended June 30, 2005 compared to $1,988,000 for the same quarter in 2004. In the second quarter 2005 there was a $206,000 decrease in service charge income due to the sale of seven branches in the fourth quarter 2004. This decrease was partially offset by an increase of $123,000 in saleable mortgage income, and an increase of $98,000 in other fee income.

Non interest income for the six months ended June 30, 2005 increased by $269,000 or 7.1% over the same period in 2004 to a total of $4,053,000. This increase is due largely to a one time gain on the sale of OREO property of $300,000.

Non Interest Expense

Total non interest expense increased by $267,000 or 5.21% for the three months ended June 30, 2005 compared to the three months ended June 30, 2004. This increase is due to a $71,000 increase in legal expenses, an increase in audit fees of $77,000 due to expenses associated with Sarbanes Oxley, and an increase in salary expense of $100,000 attributable to the increase in mortgage loan production.

For the six months ending June 30, 2005, total non interest expense increased by $672,000 or 6.7% compared to the same time period in 2004. This increase is due to a $248,000 increase in legal expenses, an increase in audit fees of $110,000 due to expenses associated with Sarbanes- Oxley, an increase of $181,000 in expenses associated with new marketing campaigns intended to bring in new deposits, and an increase in salary expense of $124,000 attributable to the increase in mortgage loan production year over year.

Nonperforming Assets

Nonperforming assets (which includes nonperforming loans and other nonperforming assets) as a percentage of total assets was 1.03%, 1.05% and 0.56% as of June 30, 2005, December 31, 2004 and June 30, 2004 respectively. Nonperforming loans as a percentage of total loans was 1.27%, 1.18% and 0.42% as of June 30, 2005, December 31, 2004 and June 30, 2004 respectively.

“The loan portfolio has grown nearly 6% for the first six months and near 18% over the last twelve months. We continue to see good demand in the commercial, retail, contractor and developer segments through our market area, with good diversification as to project type, geographic location and borrowers. The Company continues to maintain good credit quality,” indicated Bruce Marley, Executive Vice President and Chief Lending Officer.

Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 14 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about the Bank may be found on the Internet at www.venture-bank.com.

Note Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks related to forward-looking statements in this press release include the continued strength of the local economy and the Company’s ability to maintain growth in the current interest rate environment

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts)

	June 30,	December 31,	June 30,
	2005	2004	2004
Assets
Cash and due from banks	$ 14,724	$ 13,796	$ 21,271
Interest bearing deposits in banks	684	65	5,575
Federal funds sold	11,350	0	0
Securities available for sale	69,361	73,880	75,284
Securities held to maturity	0	0	504
FHLB Stock	3,944	3,930	1,181
Loans held for sale	3,699	3,118	2,625
Loans	454,520	429,523	386,172
Allowance for credit losses	7,100	7,189	7,512

Net loans	447,420	422,334	378,660

Premises and equipment	14,533	11,729	12,988
Foreclosed real estate	339	718	1,328
Accrued interest receivable	2,200	2,084	1,972
Cash value of life insurance	13,741	13,431	13,397
Intangible assets	9,432	9,487	11,653
Other assets	3,003	1,644	1,601
Total assets	$594,430	$556,216	$528,039

Liabilities
Deposits:
Demand	$ 79,451	$ 72,250	$ 87,024
Savings and interest bearing demand	175,177	151,153	205,352
Time deposits	134,119	103,318	105,278
Total deposits	388,747	326,721	397,654

Short term borrowing	70,665	128,703	33,115
Long term debt	68,589	34,589	42,589
Accrued interest payable	844	620	394
Other liabilities	5,439	7,743	4,291
Total liabilities	534,284	498,376	478,043
Stockholders’ Equity
Common stock, (no par value); 30,000,000 shares authorized,	23,274	23,891	23,740
shares issued: 2005 - 6,595,472; December 2004 - 6,527,507;
March 2004 - 6,423,505
Retained earnings	36,886	33,706	26,448
Accumulated other comprehensive income	(14)	243	(192)
Total stockholders’ equity	60,146	57,840	49,996
Total liabilities and stockholders’ equity	$594,430	$556,216	$528,039

Other Data
Nonperforming assets to total assets	1.03%	1.05%	.56%
Nonperforming loans to loans	1.27%	1.18%	.42%
Allowance for credit losses to loans	1.56%	1.66%	1.93%
Allowance for credit losses to nonperforming assets	122.46%	141.35%	461.99%

Equity to Assets	10.13%	10.34%	9.47%
Net interest margin	5.33%	5.52%	5.49%

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004
Interest Income
Loans	$8,700	$6,786	$16,695	$13,437
Federal funds sold and deposits in banks	48	10	54	13
Investments	743	767	1,528	1,674
Total interest income	9,491	7,563	18,277	15,124

Interest Expense
Deposits	1,457	1,018	2,621	2,020
Other	1,366	504	2,525	999
Total interest expense	2,823	1,522	5,146	3,019

Net interest income	6,668	6,041	13,131	12,105

Provision for credit losses	338	143	553	275
Net interest income after provision
for credit losses	6,330	5,898	12,578	11,830

Non-interest income
Service charges on deposit accounts	859	1,065	1,594	1,954
Origination fees on mortgage loans sold	435	312	846	650
Other operating income	709	611	1,613	1,180
Total non-interest income	2,003	1,988	4,053	3,784

Non-interest expense
Salaries and employee benefits	2,911	2,713	5,896	5,597
Occupancy and equipment	858	863	1,745	1,718
Other expense	1,621	1,547	3,080	2,734
Total non-interest expense	5,390	5,123	10,721	10,049

Operating income before income taxes	2,943	2,763	5,910	5,565

Provision for income taxes	907	873	1,841	1,767

Net income	$2,036	$1,890	$ 4,069	$ 3,798

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	(641)	(988)	(258)	(489)

Comprehensive Income	$1,395	$902	$ 3,811	$ 3,309

Earnings per Share Data
Basic earnings per share	$ 0.31	$ 0.29	$ 0.62	$ 0.59
Diluted earnings per share	$ 0.31	$ 0.28	$ 0.61	$ 0.57
Dividends declared per share	$ 0.07	$ 0.05	$ 0.14	$ 0.09

Weighted average number of common shares	6,594,514	6,443,482	6,563,121	6,452,650

Weighted average number of common shares,
Including dilutive stock options	6,712,486	6,707,145	6,681,093	6,716,313

Performance Ratios
Return on average assets (annualized)	1.39%	1.46%	1.42%	1.47%

Return on average equity (annualized)	13.85%	15.30%	13.96%	15.48%